Exhibit 99.1

I-FLOW CORPORATION	20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Neil Berkman	James R. Talevich
Berkman Associates	Chief Financial Officer
(310) 826-5051	(949) 206-2700
info@BerkmanAssociates.com	www.iflo.com
I-Flow Reports Profitable 2009 Third Quarter
As Total Revenue Increased 14% to $36.7 Million
Total Revenue for the First Nine Months of 2009 Increased 9%
     LAKE FOREST, CALIFORNIA, November 5, 2009 . . . I-FLOW CORPORATION (NASDAQ:IFLO) announced today that total revenue for the third quarter ended September 30, 2009 increased 14% to $36.7 million compared to total revenue of $32.2 million for the third quarter of 2008. Regional Anesthesia (RA) sales of the Company’s flagship ON-Q® product lines increased 11% for this year’s third quarter to $27.5 million compared to $24.8 million for the third quarter of 2008. AcryMed revenues were $0.8 million for this year’s third quarter compared to $1.5 million for the third quarter of 2008. The prior year quarter included $0.7 million of sales for temporary pilot production prior to the planned transfer of manufacturing responsibility to a customer. IV Infusion Therapy revenue for the third quarter of 2009 increased 41% to $8.4 million compared to $5.9 million for the third quarter of 2008.
     Net income for the third quarter of 2009 increased to $0.7 million, or $0.03 per basic and diluted share. This compares to a net loss of $14.1 million, or $0.57 per basic and diluted share, for the third quarter of 2008. Transaction costs of approximately $0.8 million were incurred during the third quarter of 2009 in connection with the sale process resulting in the recently announced definitive merger agreement with Kimberly-Clark Corporation (Kimberly-Clark) providing for the acquisition of I-Flow by Kimberly-Clark for $12.65 per share in cash. The net loss for the third quarter of 2008 included a purchase accounting write-off of $11.6 million of in-process research and development charges acquired in connection with the acquisition in February 2008 of AcryMed and a $4.6 million non-cash impairment loss on the common shares of InfuSystem Holdings, Inc., formerly HAPC, Inc., owned by I-Flow.
     Total revenue for the first nine months of 2009 increased 9% to $104.8 million compared to $96.0 million for the first nine months of 2008. RA sales increased 7% for this year’s first nine months to $78.5 million compared to $73.5 million for first nine months of 2008. AcryMed revenues were $2.5 million for this year’s first nine months compared to $3.8 million for the same period of 2008. AcryMed’s revenue in the prior year period included $1.9 million of sales for temporary pilot production prior to the planned transfer of manufacturing responsibility to a customer. IV Infusion Therapy revenue for the first nine months of 2009 increased 28% to $23.8 million compared to $18.6 million for the first nine months of 2008.
     The net loss for the nine months ended September 30, 2009 was $1.8 million, or $0.07 per basic and diluted share. This compares to a net loss for the nine months ended September 30, 2008 of $26.1 million, or $1.05 per basic and diluted share. Transaction costs of approximately $1.0 million were incurred during the nine months ended September 30, 2009 in connection with the sale process resulting in the recently announced definitive merger agreement with Kimberly-Clark. The net loss for the first nine months of 2008 included the purchase accounting write-off of $11.6 million for in-process research and development costs, the $4.6 million for impairment loss and $12.3 million of certain litigation and insurance charges, which consisted of a $3.5 million expense to purchase retroactive insurance policies to significantly increase the Company’s product liability insurance coverage and $8.8 million in loss contingency that the Company accrued in connection with ongoing litigation.
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I-Flow Reports Profitable 2009 Third Quarter As Total Revenue Increased 14% to $36.7 Million
November 5, 2009
Page Two
     At September 30, 2009, I-Flow reported net working capital of approximately $79.3 million, including cash, cash equivalents and short-term investments of $54.3 million, and stockholders’ equity of $118.3 million.
About I-Flow
     I-Flow Corporation (www.IFLO.com) is improving clinical and economic outcomes by designing, developing and marketing technically advanced, low cost delivery systems and innovative surgical products for post-surgical pain relief and surgical site care.
“Safe Harbor” Statement
     Statements by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature and express the Company’s current opinions about trends and factors that may impact future operating results. Statements that use words such as “may,” “will,” “should,” “believes,” “predicts,” “estimates,” “projects,” “anticipates” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to material risks, assumptions and uncertainties, which could cause actual results to differ materially from those currently expected, and readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, the Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated or subsequent events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this press release that seek to advise interested parties of the risks and other factors that affect the Company’s business. Interested parties should also review the Company’s reports on Forms 10-K, 10-Q and 8-K and other reports that are periodically filed with or furnished to the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: the risk that the Offer or the Merger will not be consummated; the risk that the Company’s business will be adversely impacted during the pendency of the Offer and the Merger, whether as a result of announcement of the Offer or otherwise; physician acceptance of infusion-based therapeutic regimens; potential inadequacy of insurance to cover existing and future product liability claims; implementation of the Company’s direct sales strategy; successful integration of the Company’s acquisition of AcryMed Incorporated and further development and commercialization of AcryMed’s technologies; dependence on the Company’s suppliers and distributors; the Company’s continuing compliance with applicable laws and regulations, such as the Medicare Supplier Standards and the Food, Drug and Cosmetic Act, and the Medicare’s and FDA’s concurrence with management’s subjective judgment on compliance issues, including those related to the recent FDA warning letter; the reimbursement system currently in place and future changes to that system; product availability, acceptance and safety; competition in the industry; technological changes; intellectual property challenges and claims; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves (including those related to the chondrolysis litigation); future impairment write-downs; and reliance on the success of the home health care industry. All forward-looking statements, whether made in this press release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.

(tables attached)

I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net revenues	$36,747	$32,242	$104,756	$95,973
Cost of revenues	9,767	8,582	28,483	25,468

Gross profit	26,980	23,660	76,273	70,505

Operating expenses:
Selling, general & administrative	22,777	22,516	68,194	70,760
Product development	2,965	1,285	7,792	3,443
Certain litigation and insurance charges	—	136	1,500	12,304
Purchased in-process research and development charges	—	11,600	—	11,600

Total operating expenses	25,742	35,537	77,486	98,107

Operating income (loss)	1,238	(11,877)	(1,213)	(27,602)

Impairment loss on investment	—	(4,569)	—	(4,569)
Interest and other income	671	1,082	2,200	3,977

Income (loss) before income taxes	1,909	(15,364)	987	(28,194)

Income tax provision (benefit)	1,239	(1,237)	2,777	(2,105)

Net income (loss)	$670	$(14,127)	$(1,790)	$(26,089)

Net income (loss) per share of common stock:
Basic	$0.03	$(0.57)	$(0.07)	$(1.05)

Diluted	$0.03	$(0.57)	$(0.07)	$(1.05)

Weighted average shares:
Basic	24,454	24,580	24,482	24,827

Diluted	25,001	24,580	24,482	24,827

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
( in thousands)

	Sep. 30,	Dec. 31,		Sep. 30,	Dec. 31,
ASSETS	2009	2008	LIABILITIES AND EQUITY	2009	2008

Cash, Equivalents & Short-term Investments	$54,336	$48,363	Current Liabilities	$30,053	$23,627
Accounts Receivable, Net	20,987	21,930
Inventories, Net	26,394	15,819	Long-term Liabilities	5,935	6,015
Other Current Assets	7,677	7,587
Property, Plant & Equipment, Net	4,676	4,127
Goodwill	12,233	12,233
Other Assets	27,991	38,628	Shareholders' Equity	118,306	119,045

Total	$154,294	$148,687		$154,294	$148,687